EXHIBIT 1.2

Consolidated Financial Statements
December 31, 2021

Management's Annual Report on Internal Control Over Financial Reporting

Management of the Company, under the supervision of the Chief Executive Officer and the Chief Financial Officer, is responsible for establishing and maintaining adequate internal control over the Company's financial reporting. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles.

We, including the Chief Executive Officer and Chief Financial Officer, have assessed the effectiveness of the Company's internal control over financial reporting in accordance with Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, we, including the Chief Executive Officer and Chief Financial Officer, have determined that the Company's internal control over financial reporting was effective as at December 31, 2021. Additionally, based on our assessment, we determined that there were no material weaknesses in the Company's internal control over financial reporting as at December 31, 2021.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2021 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.

February 16, 2022

/s/ Tobias Lütke
Tobias Lütke
Chief Executive Officer

/s/ Amy Shapero
Amy Shapero
Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Shopify Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Shopify Inc. and its subsidiaries (together, the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company's internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle
As discussed in note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for convertible senior notes in 2021.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue recognition - Principal versus Agent Considerations

As described in note 3 to the consolidated financial statements, management follows the guidance provided in ASC 606, Revenue from Contracts with Customers, for determining whether the Company is the principal or an agent in arrangements with customers that involve another party that contributes to providing a specified service to a customer. In these instances, management determines whether the Company has promised to provide the service itself (as principal) or to arrange for the specified service to be provided by another party (as an agent). As disclosed by management, this determination is a matter of significant judgment that depends on the facts and circumstances of each arrangement. The Company recognizes revenue from Shopify Shipping, the sale of apps, the sale of themes, card services from Shopify Balance and Shop Pay Installments on a net basis as the Company is not primarily responsible for the fulfillment of the promised service, does not have control of the promised service, and does not have full discretion in establishing prices for the promised service and therefore is the agent in the arrangement with customers. All other revenue is reported on a gross basis, as management has determined it is the principal in the respective arrangements. Revenue reported on a gross basis makes up a significant portion of total revenues of $4,612 million.

The principal considerations for our determination that performing procedures relating to Revenue recognition – Principal versus Agent Considerations is a critical audit matter are 1) that there was significant judgment applied by management, in some instances, in assessing whether the Company i) was primarily responsible for the fulfillment of the promised service, ii) had control of the promised service, and iii) had full discretion in establishing prices for the promised service, and 2) a high degree of auditor judgment, subjectivity and effort in performing audit procedures and evaluating the results of those procedures.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s determination as to whether the Company had promised to provide the service as principal or as an agent. These procedures also included, among others, testing the reasonableness of management’s determination as to whether the Company had promised to provide the service as principal or as an agent, which included assessing whether the Company was primarily responsible for the fulfillment of the promised service, had control of the promised service, and had full discretion in establishing pricing by considering the contractual terms with merchants, on a sample basis, and agreements with service providers, where applicable, and considering whether these conclusions were consistent with evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Ottawa, Canada
February 16, 2022

We have served as the Company’s auditor since 2011.

Shopify Inc.
Consolidated Balance Sheets
Expressed in US $000’s except share amounts

		As at
		December 31, 2021	December 31, 2020
	Note	$	$
Assets
Current assets
Cash and cash equivalents	4	2,502,992	2,703,597
Marketable securities	5	5,265,101	3,684,370
Trade and other receivables, net	7	192,209	120,752
Merchant cash advances, loans and related receivables, net	8	470,722	244,723
Income taxes receivable	21	5,023	56,067
Other current assets	9	103,273	68,247
		8,539,320	6,877,756
Long-term assets
Property and equipment, net	10, 23	105,526	92,104
Right-of-use assets, net	11	196,388	119,373
Intangible assets, net	12	138,496	135,676
Deferred tax assets	21	48,369	52,677
Equity and other investments (including $3,412,166 and $nil, carried at fair value)	5, 6	3,955,545	173,454
Goodwill	13	356,528	311,865
		4,800,852	885,149
Total assets		13,340,172	7,762,905
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	14	456,688	300,795
Income taxes payable	21	13,505	19,677
Deferred revenue	15	216,792	107,809
Lease liabilities	11	15,748	10,051
		702,733	438,332
Long-term liabilities
Deferred revenue	15	162,932	21,006
Lease liabilities	11	246,776	144,836
Convertible senior notes	3, 16	910,963	758,008
Deferred tax liabilities	21	183,427	—
		1,504,098	923,850
Commitments and contingencies	11, 18
Shareholders’ equity
Common stock, unlimited Class A subordinate voting shares authorized, 113,954,492 and 110,929,570, issued and outstanding; unlimited Class B multiple voting shares authorized, 11,942,667 and 11,599,301 issued and outstanding	19	8,040,099	6,115,232
Additional paid-in capital		161,074	261,436
Accumulated other comprehensive (loss) income	20	(5,974)	8,770
Retained earnings		2,938,142	15,285
Total shareholders’ equity		11,133,341	6,400,723
Total liabilities and shareholders’ equity		13,340,172	7,762,905
The accompanying notes are an integral part of these consolidated financial statements.

On Behalf of the Board:

"/s/ Tobias Lütke"	"/s/ Colleen Johnston"
Tobias Lütke	Colleen Johnston
Chair, Board of Directors	Chair, Audit Committee

Shopify Inc.
Consolidated Statements of Operations and Comprehensive Income
Expressed in US $000’s, except share and per share amounts

		Years ended
		December 31, 2021	December 31, 2020
	Note	$	$
Revenues
Subscription solutions	23	1,342,334	908,757
Merchant solutions	23	3,269,522	2,020,734
		4,611,856	2,929,491
Cost of revenues
Subscription solutions		264,351	193,532
Merchant solutions		1,866,361	1,194,439
		2,130,712	1,387,971
Gross profit		2,481,144	1,541,520
Operating expenses
Sales and marketing		901,557	602,048
Research and development		854,383	552,127
General and administrative	10, 11	374,844	245,343
Transaction and loan losses		81,717	51,849
Total operating expenses		2,212,501	1,451,367
Income from operations		268,643	90,153
Other income, net
Interest income		15,356	23,434
Interest expense	16	(3,493)	(9,085)
Net unrealized gain on equity and other investments	6	2,859,800	135,193
Foreign exchange gain		286	669
Total other income, net		2,871,949	150,211
Income before income taxes		3,140,592	240,364
(Provision for) recovery of income taxes	21	(225,933)	79,145
Net income		2,914,659	319,509

Net income per share attributable to shareholders:
Basic	22	$23.38	$2.67
Diluted	22	$22.90	$2.59

Weighted average shares used to compute net income per share attributable to shareholders:
Basic	22	124,658,891	119,569,705
Diluted	22	127,364,735	123,463,274

Other comprehensive (loss) income
Unrealized (loss) gain on cash flow hedges	20	(20,061)	10,510
Tax effect on unrealized (loss) gain on cash flow hedges	20	5,317	(2,786)
Total other comprehensive (loss) income		(14,744)	7,724
Comprehensive income		2,899,915	327,233

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Consolidated Statements of Changes in Shareholders’ Equity
Expressed in US $000’s except share amounts

		Common Stock		Additional Paid-In Capital $	Accumulated Other Comprehensive Income (Loss) $	Retained Earnings (Accumulated Deficit) $	Total $
	Note	Shares	Amount $
As at December 31, 2019		116,428,975	3,256,284	62,628	1,046	(304,224)	3,015,734
Exercise of stock options		1,530,759	115,331	(44,522)	—	—	70,809
Stock-based compensation		—	—	246,940	—	—	246,940
Vesting of restricted share units		1,176,637	162,420	(162,420)	—	—	—
Issuance of Class A subordinate voting shares, net of offering costs of $46,553, net of tax of $2,606	19	3,392,500	2,581,197	—	—	—	2,581,197
Equity component of the convertible senior notes, net of offering costs of $1,994, net of tax of $112	16	—	—	158,810	—	—	158,810
Net income and comprehensive income for the year		—	—	—	7,724	319,509	327,233
As at December 31, 2020		122,528,871	6,115,232	261,436	8,770	15,285	6,400,723
Adjustment related to the adoption of ASU 2020-06, Debt	3	—	—	(158,810)	—	8,198	(150,612)
As at January 1, 2021		122,528,871	6,115,232	102,626	8,770	23,483	6,250,111
Exercise of stock options		1,494,840	166,057	(57,463)	—	—	108,594
Stock-based compensation		—	—	330,763	—	—	330,763
Vesting of restricted share units		693,448	214,852	(214,852)	—	—	—
Issuance of Class A subordinate voting shares, net of offering costs of $7,742, net of tax of $2,790	19	1,180,000	1,543,958	—	—	—	1,543,958
Net income and comprehensive income for the year		—	—	—	(14,744)	2,914,659	2,899,915
As at December 31, 2021		125,897,159	8,040,099	161,074	(5,974)	2,938,142	11,133,341

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Consolidated Statements of Cash Flows
Expressed in US $000’s

		Years ended
		December 31, 2021	December 31, 2020
	Note	$	$
Cash flows from operating activities
Net income for the year		2,914,659	319,509
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation		66,308	70,060
Stock-based compensation	19	330,763	246,940
Amortization of debt offering costs	16	2,343	8,756
Impairment of right-of-use assets and leasehold improvements	10, 11	30,145	31,623
Provision for transaction and loan losses		43,781	27,282
Deferred income tax expense (recovery)	21, 25	190,963	(44,801)
Revenue related to non-cash consideration	25	(58,380)	(3,814)
Net unrealized gain on equity and other investments	6	(2,859,800)	(135,193)
Unrealized foreign exchange loss (gain)		4,570	(1,689)
Changes in operating assets and liabilities:
Trade and other receivables		(72,300)	(29,146)
Merchant cash advances, loans and related receivables		(266,077)	(112,721)
Other current assets		(50,151)	(11,404)
Non-cash consideration received in exchange for services	6	(268,058)	(24,710)
Accounts payable and accrued liabilities		138,175	118,588
Income taxes receivable and payable	25	45,263	(103,087)
Deferred revenue	25	309,289	69,969
Lease assets and liabilities		2,935	(1,204)
Net cash provided by operating activities		504,428	424,958
Cash flows from investing activities
Purchase of marketable securities		(7,337,366)	(5,600,207)
Maturity of marketable securities		5,750,224	3,721,405
Purchase of equity and other investments	6	(650,233)	(11,051)
Acquisitions of property and equipment		(50,788)	(41,733)
Acquisition of businesses, net of cash acquired	24	(59,627)	—
Acquisitions of intangible assets		—	(262)
Net cash used in investing activities		(2,347,790)	(1,931,848)
Cash flows from financing activities
Proceeds from public equity offerings, net of issuance costs	19	1,541,168	2,578,591
Proceeds from the exercise of stock options		108,594	70,809
Proceeds from convertible senior notes, net of underwriting fees and offering costs	16	—	907,950
Net cash provided by financing activities		1,649,762	3,557,350
Effect of foreign exchange on cash and cash equivalents		(7,005)	3,221
Net (decrease) increase in cash and cash equivalents		(200,605)	2,053,681
Cash and cash equivalents – Beginning of Year		2,703,597	649,916
Cash and cash equivalents – End of Year		2,502,992	2,703,597

Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities included in cash flows from operating activities		26,166	21,753
Lease liabilities arising from obtaining right-of-use assets		118,091	29,820
Acquired property and equipment remaining unpaid		8,052	1,881
Cash (recovered from) paid for income taxes, net		(10,466)	69,534
Cash paid for interest		1,287	—

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
1.Nature of Business

Shopify Inc. (“Shopify” or the “Company”) was incorporated as a Canadian corporation on September 28, 2004. Shopify is a leading provider of essential internet infrastructure for commerce, offering trusted tools to start, grow, market, and manage a retail business of any size. Shopify makes commerce better for everyone with a platform and services that are engineered for simplicity and reliability, while delivering a better shopping experience for consumers everywhere. The Company's software enables merchants to run their business across all of their sales channels, including web and mobile storefronts, physical retail locations, social media storefronts, and marketplaces. The Shopify platform provides merchants with a single view of their business and customers across all of their sales channels and enables them to manage products and inventory, process orders and payments, fulfill and ship orders, build customer relationships, source products, leverage analytics and reporting, and access financing, all from one integrated back office.

Founded in Ottawa, Canada, the Company's principal place of business is the internet.

2.Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of the Company and its directly and indirectly held wholly owned subsidiaries including, but not limited to: Shopify International Limited, incorporated in Ireland; Shopify Commerce Singapore Pte. Ltd., incorporated in Singapore; and Shopify LLC, Shopify Payments (USA) Inc. and Shopify Holdings (USA) Inc., incorporated in the state of Delaware in the United States. All intercompany accounts and transactions have been eliminated upon consolidation.

These consolidated financial statements of the Company have been presented in United States dollars (USD) and have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), including the applicable rules and regulations of the Securities and Exchange Commission (SEC) regarding financial reporting.

3.Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from the estimates made by management. Significant estimates, judgments and assumptions in these consolidated financial statements include: key judgments related to revenue recognition in determining whether the Company is the principal or an agent to the arrangements with merchants; estimates of expected credit losses related to financial assets measured at amortized cost, including contract balances and merchant cash advances and loans; inputs used to fair value acquired intangible assets and equity and other investments in private companies and debt securities; estimates involved in evaluating the recoverability of the Company's right-of-use assets and leasehold improvements, including, but not limited to, the estimated useful lives of right-of-use assets and leasehold improvements; the incremental borrowing rate applied to lease payments; and the probability and amount of loss contingencies.

Revenue Recognition

The Company's sources of revenue consist of subscription solutions and merchant solutions.

The Company principally generates subscription solutions revenue through the sale of subscriptions to the platform. The Company also generates additional subscription solutions revenues from the sale of subscriptions to the Point-of-Sale (POS) Pro offering for brick and mortar merchants, the sale of themes and apps, the registration of domain names, and the collection of variable platform fees.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The Company generates merchant solutions revenue by providing additional services to merchants to increase their use of the platform. The Company earns merchant solutions revenue relating to Shopify Payments, Shopify Shipping, other transaction services, referral fees, the sale of POS hardware, advertising revenue on the Shopify App Store, Shopify Email, Shopify Capital, Shop Pay Installments, Shopify Balance, Shopify Fulfillment Network, collaborative warehouse fulfillment solutions, non-cash consideration obtained for services rendered as part of strategic partnerships, and Shopify Markets.

Arrangements with merchants do not provide the merchants with the right to take possession of the software supporting the Company’s hosting platform at any time and are therefore accounted for as service contracts. The Company’s subscription service contracts do not provide for refunds or any other rights of return to merchants in the event of cancellations.

The Company recognizes revenue to depict the transfer of promised services to its customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services by applying the following steps:
•Identify the contract with a customer;
•Identify the performance obligations in the contract;
•Determine the transaction price;
•Allocate the transaction price; and
•Recognize revenue when, or as, the Company satisfies a performance obligation.

The Company follows the guidance provided in ASC 606, Revenue from Contracts with Customers, for determining whether the Company is the principal or an agent in arrangements with customers that involve another party that contributes to providing a specified service to a customer. In these instances, the Company determines whether it has promised to provide the specified service itself (as principal) or to arrange for the specified service to be provided by another party (as an agent). This determination depends on the facts and circumstances of each arrangement and, in some instances, involves significant judgment. The Company recognizes revenue from Shopify Shipping, the sale of apps, the sale of themes, card services from Shopify Balance and Shop Pay Installments on a net basis as the Company is not primarily responsible for the fulfillment of the promised service, does not have control of the promised service, and does not have full discretion in establishing prices for the promised service and therefore is the agent in the arrangement with customers. All other revenue is reported on a gross basis, as the Company has determined it is the principal in the respective arrangements. In the fourth quarter of 2021, the Company commenced recognizing revenue for the sale of themes on a net basis (as an agent) as a result of revised contract terms with its theme partners.

Sales taxes collected from merchants and remitted to government authorities are excluded from revenue.

The Company's arrangements with customers can include multiple performance obligations, which may consist of some or all of the Company's subscription solutions. When contracts involve multiple performance obligations, the Company evaluates whether each performance obligation is distinct and should be accounted for as a separate unit of accounting under Topic 606. In the case of subscription solutions, the Company has determined that merchants can benefit from the service on its own, and that the service being provided to the merchant is separately identifiable from other promises in the contract. Specifically, the Company considers the distinct performance obligations to be the subscription solution, custom themes, feature-enhancing apps and unique domain names. The total transaction price is determined at the inception of the contract and allocated to each performance obligation based on their relative standalone selling prices. In the case of merchant solutions, the transaction price for each performance obligation is based on the observable standalone selling price for each performance obligation. The

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
transaction price for multiple merchant solutions is never a bundled price, therefore a relative allocation is not required.

The Company determines the standalone selling price by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration for our subscription solutions include discounting practices, the size and volume of our transactions, the customer demographic, the geographic area where services are sold, price lists, our go-to-market strategy, historical standalone sales and contract prices. The determination of standalone selling prices is made through consultation with and approval by our management, taking into consideration our go-to-market strategy. As the Company's go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative standalone selling prices.

The Company generally receives payment from its merchants at the time of invoicing. In all other cases, payment terms and conditions vary by contract type, although terms generally include a requirement for payment within 30 days of the invoice date. In instances where timing of revenue recognition differs from the timing of invoicing and subsequent payment, we have determined our contracts do not include a significant financing component.

Subscription Solutions

Subscription revenue from the sale of subscriptions to the platform is recognized over time on a ratable basis over the contractual term. The contract terms are monthly, annual or multi-year subscription terms. Revenue recognition begins on the date that the Company’s service is made available to the merchant. Certain subscription contracts have a transaction price that includes a variable component that is based on the merchants' volume of sales. In such cases, the Company uses the exception to the general principles for accounting for variable consideration, which allows it to recognize revenue when the merchant's sale occurs and the performance obligation has been satisfied. Subscription revenue from the sale of POS Pro subscriptions is recognized over time on a ratable basis over the monthly or annual contractual term. Payments received in advance of services being rendered are recorded as deferred revenue and recognized ratably over time, over the requisite service period.

Revenue from the sale of separately priced themes and apps is recognized at a point in time, when the arrangement between the merchant and partner is established. Revenue from the sale of rights to use a domain name that is sold separately, is recognized ratably over time, over the contractual term, which is generally an annual term. Revenue from themes, apps and domains have been classified within subscription solutions on the basis that they are products sold at the time the merchant initially enters into the subscription services arrangement or because the customer purchases the right to use the product over the term of the contract, similar to a subscription.

Merchant Solutions

Revenues earned from Shopify Payments related to payment processing fees and currency conversion fees, Shopify Shipping related to the sale of shipping labels, other transaction services, and referral fees are recognized at a point in time, at the time of the transaction. For the sale of POS hardware, revenue is recognized at a point in time, based on when ownership passes to the merchant, in accordance with the shipping terms. Advertising revenue on the Shopify App Store is recognized at a point in time as merchants click on the advertised apps. Shopify Email revenue is recognized at a point in time based on the merchants' volume of emails sent.

The Company also earns revenue from Shopify Capital, a merchant cash advance (MCA) and loan program for eligible merchants. The Company evaluates identified underwriting criteria such as, but not limited to, historical sales data prior to purchasing the eligible merchant's future receivables, or making a loan, to help assess collectibility. Under Shopify Capital, the Company purchases a designated amount of future receivables at a discount or makes a loan, and the merchant remits a fixed percentage of their daily sales to

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
the Company, until the outstanding balance has been fully remitted. Certain merchant cash advances and loans are facilitated by the Company and originated by a bank partner, from whom the Company then purchases the merchant cash advances and loans obtaining all rights, title, and interest or discount for a fee calculated as a percentage of the merchant cash advance or loan's principal. In the years ended December 31, 2021 and 2020, these purchases added up to $127,037 and $nil, respectively, of merchant cash advances and loans to Shopify merchants. Revenues for Shopify Capital are earned in accordance with the description below and are presented net of any deferred origination fees which are amortized over the contractual or expected term of the MCA or loan. For Shopify Capital MCA's, the Company applies a percentage of the remittances collected against the merchant's receivable balance, and a percentage, which is related to the discount, as merchant solutions revenue. For certain Shopify Capital loans, there is a fixed maximum repayment term. For certain other Shopify Capital loans, the Company calculates an expected repayment date. Using the merchant's contractual or expected repayment date, the Company calculates an effective interest rate based on the merchant's expected future payment volume to determine how much of a merchant's repayment to recognize as revenue and how much to apply against the merchant's receivable balance. In the years ended December 31, 2021 and 2020, $19,496 and $12,167, respectively, of revenue recognized as merchant solutions revenue required the application of an effective interest rate, per ASC 310.

Revenues earned from Shop Pay Installments, a "buy now pay later" product, are recognized at a point in time when a merchant makes a sale using this product, and is based on a percentage of the total order value. The Company earns and recognizes a portion of the revenue from each merchant sale, with the majority of revenue earned and recognized by the Company's third-party provider that bears the buyer underwriting and buyer credit risk associated with the product.

Revenues earned from Shopify Balance, our money management product, are recognized at the time of the transaction as the card is used, with cash back rewards earned through the program netted against revenue.

Revenues earned from Shopify Fulfillment Network related to warehouse storage and outbound shipping are recognized over time, as merchants receive and consume the benefits obtained from the warehouse storage service and shipping service, respectively. Revenues related to picking, packaging, and preparing orders for shipment are recognized once the services have been rendered. In some instances, the Company offers an all-in fulfillment service that combines warehouse storage, picking, packaging and preparing orders for shipment, and outbound shipping. This all-in fulfillment service revenue is recognized over time from the point the Company receives and inbounds the product up to delivery to the end-customer.

Revenues earned from providing cloud-based software on collaborative warehouse fulfillment solutions are recognized over time, over the contractual term, which can be up to five years. Payments received in advance of services being rendered are recorded as deferred revenue and recognized ratably over time, over the requisite service period.

In connection with certain revenue contracts with customers, the Company, from time to time, receives non-cash consideration in the form of equity investments in the customer as a component of the transaction price. When the transaction price includes non-cash consideration, the non-cash consideration is measured as the fair value at the inception of the contract, and any changes in fair value of the equity investments after contract inception are excluded from revenue, and classified as "other income, net" in the consolidated statement of operations and comprehensive income. The estimated fair value of such consideration is determined using multiple valuation techniques, including the income approach and the market approach. As the Company is required to provide referral services and other services to support the partners' merchant offerings over the period of the performance obligations, revenue is deferred and recognized over time on a ratable basis over the expected terms of the contracts, which are typically three to seven years in length.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
In addition, the Company integrates services to centralize the platform's cross-border capabilities and enable merchants to penetrate the global commerce market through Shopify Markets. Shopify Markets leverages the Company's existing transactional services and partnerships from which the Company earns referral fees to provide a tailored experience for each market. Revenues earned are recognized in accordance with the preceding paragraphs.

Capitalized Contract Costs

As part of obtaining contracts with certain merchants, the Company incurs upfront costs such as sales commissions. The Company capitalizes these contract costs, which are subsequently amortized on a systematic basis consistent with the pattern of the transfer of the good or service to which the contract asset relates, which is generally on a straight-line basis over the estimated life of the merchant relationship. In some instances, the Company applies the practical expedient that allows it to determine this estimate for a portfolio of contracts that have similar characteristics in terms of type of service, contract term and pricing. This estimate is reviewed by management at the end of each reporting period as additional information becomes available. For certain contracts where the amortization period of the contract costs would have been one year or less, the Company uses the practical expedient that allows it to recognize the incremental costs of obtaining those contracts as an expense when incurred and not consider the time value of money.

Cost of Revenues

The Company’s cost of revenues related to subscription solutions consist of third-party infrastructure, hosting costs and other direct costs, an allocation of costs incurred by both the operations and support functions, credit card fees related to billing our merchants, payments for domain registration, amortization of acquired intangible assets, amortization of internally developed software costs and, until the end of the third quarter of 2021, the costs of themes.

The Company's cost of revenues related to merchant solutions includes payment processing and interchange fees related to Shopify Payments, credit card fees related to billing its merchants, product costs associated with expanding our product offerings, including Shopify Balance, amortization of acquired intangible assets relating mostly to the acquired 6 River Systems, LLC (6RS) technology, amortization of internally developed software costs, POS hardware costs, third-party infrastructure and hosting costs, and an allocation of costs incurred by both the operations and support functions. Merchant solutions cost of revenues also includes costs associated with warehouse storage, outbound shipping, picking, packaging, and the preparation of orders for shipment as part of the Shopify Fulfillment Network offering, and materials and third-party manufacturing costs associated with 6RS for those fulfillment robots sold to customers rather than leased to customers, which are capitalized and depreciated into cost of revenues.

Software Development Costs

Research and development costs are generally expensed as incurred. These costs primarily consist of personnel and related expenses, contractor and consultant fees, stock-based compensation, and corporate overhead allocations, including depreciation.

The Company capitalizes certain development costs incurred in connection with its internal use software. These capitalized costs are related to the development of its software platform that is hosted by the Company and accessed by its merchants on a subscription basis as well as material internal infrastructure software. Costs incurred in the preliminary stages of development are expensed as incurred. The Company starts to capitalize all direct and incremental costs incurred during the application development phase when it is probable the expenditures will result in additional features and functionality. Capitalization ceases once the additional features and functionality are put into service. Capitalized costs are recorded as part of intangible assets in the consolidated balance sheets and are amortized on a straight-line basis over their estimated useful lives of two or three years. Costs that meet the criteria for capitalization were not material for the periods presented. Maintenance costs are expensed as incurred.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs included in sales and marketing expenses during the years ended December 31, 2021 and 2020 were $420,088 and $240,555 respectively.

Leases

The Company accounts for leases by first determining if an arrangement is a lease, or contains a lease, at inception. Right-of-use assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease. The right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company's leases do not provide an implicit rate, therefore, the incremental borrowing rate based on the information available at commencement date was used to determine the present value of lease payments. The right-of-use assets exclude lease incentives, which are accounted for as a reduction of lease liabilities if they have not yet been received. The Company's lease terms may include options to extend or terminate the lease. These options are included in the lease terms when it is reasonably certain they will be exercised. Lease expense related to lease components is recognized on a straight-line basis over the lease term.

The carrying values of right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of an asset or asset group to their net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss will be recorded based on the estimated fair value. For right-of-use assets that are impaired, the remaining carrying value of the right-of-use assets are amortized on a straight line basis over the remaining term of the lease.

The Company's lease agreements include lease and non-lease components, which are accounted for separately under Topic 842, Leases. Variable lease components and non-lease components are excluded from the lease payments used to calculate the right-of-use assets and lease liabilities, and are recorded in the period in which the obligation for the payment is incurred.

The Company subleases certain leased office space and recognizes sublease income on a straight-line basis over the sublease term. Sublease payments received for variable lease costs will be recorded as income, as earned. The Company recognizes sublease income as an offset to lease expense in the consolidated statements of operations and comprehensive income.

Stock-Based Compensation

The accounting for stock-based awards is based on the fair value of the award measured at the grant date. Accordingly, stock-based compensation cost is recognized in the consolidated statements of operations and comprehensive income as an operating expense over the requisite service period.

The fair value of stock options is determined using the Black-Scholes option-pricing model, single option approach. An estimate of forfeitures is applied when determining compensation expense. The Company determines the fair value of stock option awards on the date of grant using assumptions regarding expected term, share price volatility over the expected term of the awards, risk-free interest rate, and dividend rate. All shares issued under the Company's Fourth Amended and Restated Stock Option Plan (Legacy Option Plan), the Second Amended and Restated Stock Option Plan (SOP), and the Second Amended and Restated Long Term Incentive Plan (LTIP), and 6 River Amended and Restated Stock Option and Grant Plan are from treasury.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The fair value of restricted share units (RSUs) is measured using the fair value of the Company's shares as if the RSUs were vested and issued on the grant date. An estimate of forfeitures is applied when determining compensation expense. All shares issued under the Company's LTIP are from treasury.

Income Taxes

Income tax expense includes Canadian, U.S., and foreign income taxes.

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including its recent cumulative loss experience and expectations of future earnings, capital gains and investment in the applicable jurisdiction, the carry-forward periods available to it for tax reporting purposes, and other relevant factors.

The Company evaluates tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a “more-likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more-likely-than-not” threshold are not permitted to be recognized in the consolidated financial statements.

Earnings Per Share

Basic earnings per share are calculated by dividing net earnings attributable to common equity holders of the Company by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are calculated by dividing net earnings attributable to common equity holders of the Company by the weighted average number of shares of common stock outstanding during the year, plus the effect of dilutive potential common stock outstanding during the year.

The Company uses the treasury stock method for calculating the effect of dilutive potential common stock from employee stock options and employee RSUs. This method requires that dilutive effect be calculated as if all dilutive potential common stock had been exercised at the latest of the beginning of the year or on the date of issuance, as the case may be, and that the funds obtained thereby (plus an amount equivalent to the unamortized portion of related stock-based compensation costs) be used to purchase common stock of the Company at the average fair value of the common stock during the year.
The Company uses the if-converted method for calculating the effect of dilutive potential common stock from its 0.125% convertible senior notes due 2025 (the "Notes"). If the effect of the if-converted method is dilutive, net earnings are adjusted for the after-tax effect of debt interest relating to the Notes and the amount of dilutive potential common stock are included in the total number of shares used to compute diluted earnings per share. If the effect of the if-converted method is anti-dilutive, no adjustments are made to net earnings or the total number of shares used to compute diluted earnings per share. The Company applies this method by using the common stock issuable upon conversion determined by the end-of-period conversion price.

Foreign Currency Translation and Transactions

The functional and reporting currency of the Company and its subsidiaries is the USD. Monetary assets and liabilities denominated in foreign currencies are re-measured to USD using the exchange rates at the consolidated balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are measured in USD using historical exchange rates. Revenues and expenses are measured using the actual exchange rates prevailing on the dates of the transactions. Gains and losses resulting from re-measurement are recorded in the Company’s consolidated statements of operations and comprehensive income as foreign

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
exchange gain (loss), with the exception of foreign exchange forward contracts used for hedging which are re-measured in other comprehensive income (loss) and the gain (loss) is then reclassified into earnings to either cost of revenue or operating expenses in the same period, or periods, during which the hedged transaction affects earnings.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments that are readily convertible into known amounts of cash, with original maturities at their acquisition date of three months or less to be cash equivalents.

Marketable Securities

The Company’s marketable securities consist of U.S. and Canadian federal bonds and agency securities, U.S. term deposits, and corporate bonds and commercial paper, and mature within 12 months from the date of purchase. Marketable securities are classified as held-to-maturity at the time of purchase and this classification is re-evaluated as of each consolidated balance sheet date. Held-to-maturity securities represent those securities that the Company has both the positive intent and ability to hold to maturity and are carried at amortized cost. Interest on these securities, as well as amortization/accretion of premiums/discounts, are included in interest income. Marketable securities are assessed as to whether any unrealized loss positions are other than temporarily impaired. Impairments are considered other than temporary if they are related to deterioration in credit risk or if it is likely the Company would be required to sell the securities before the recovery of their remaining amortized cost basis. Realized gains and losses determined to be other than temporary are determined based on the specific identification method and are reported in other income (expense) in the consolidated statements of operations and comprehensive income.

Equity and Other Investments

Strategic investments are a part of the Company's strategy and use of capital, expanding its expertise and building strong partnerships around strategic initiatives. The Company holds equity and other investments in public companies with readily determinable fair values, as well as in private companies without readily determinable fair values. Equity and other investments in publicly traded companies with readily determinable fair values are carried at fair value at each balance sheet date and any movements in the fair value are recognized into net income. Equity and other investments in private companies without readily determinable fair values are carried at cost less impairments, with subsequent adjustments for observable changes (referred to as the measurement alternative). The Company also holds an investment in convertible notes of a private company which is classified as an available-for-sale debt security, for which the Company has elected to account for under the fair value option. The investment is carried at fair value at each balance sheet date and any movements in the fair value are recognized in net income.

The Company evaluates each investee to determine if the investee is an equity investment for which the company has significant influence. As of December 31, 2021 and 2020, there were no such investments. The Company also evaluates each investee to determine if the investee is a variable interest entity and, if so, whether the Company is the primary beneficiary of the variable interest entity. The Company has determined, as of December 31, 2021 and 2020, that there were no variable interest entities required to be consolidated in the Company’s consolidated financial statements.

Fair Value Measurements
The carrying amounts for cash and cash equivalents, marketable securities, trade and other receivables, merchant cash advances receivable, loans, trade accounts payable and accruals, and employee-related accruals approximate fair value due to the short-term maturities of these instruments.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The Company measures certain financial assets and liabilities at fair value based on applicable accounting guidance, using a fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Fair Value Option

The guidance in ASC 815, Derivatives and Hedging, provides a fair value option election that allows entities to make an irrevocable election to not separate embedded derivatives from their host contract and to fair value the hybrid instrument upon initial recognition and subsequent measurement dates for certain eligible financial assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. The Company has elected to apply the fair value option to its investment in convertible notes in a private company. The fair value election was made in order to maintain consistency in presentation across equity and other investments.

Derivatives and Hedging

The majority of the Company's derivative products are foreign exchange forward contracts, which are designated as cash flow hedges of foreign currency forecasted expenses. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counterparties. The Company may hold foreign exchange forward contracts to mitigate the risk of future foreign exchange rate volatility related to future Canadian dollar (CAD) and Great Britain pounds (GBP) denominated costs and current and future obligations.

The Company's foreign currency forward contracts generally have maturities of twelve months or less. The critical terms match method is used when the key terms of the hedging instrument and that of the hedged item are aligned; therefore, the changes in fair value of the forward contracts are recorded in accumulated other comprehensive income (AOCI). The effective portion of the gain or loss on each forward contract is reported as a component of AOCI and reclassified into earnings to either cost of revenue or operating expense in the same period, or periods, during which the hedged transaction affects earnings. The ineffective portion of the gains or losses, if any, is recorded immediately in other income (expense).

For hedges that do not qualify for the critical terms match method of accounting, a formal assessment is performed to verify that derivatives used in hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. Hedge accounting is discontinued if a derivative ceases to be highly effective, matures, is terminated or sold, if a hedged forecasted transaction is no longer probable of occurring, or if the Company removes the derivative's hedge designation. For discontinued cash flow hedges, the accumulated gain or loss on the derivative remains in AOCI and is reclassified into earnings in the period in which the previously hedged forecasted transaction impacts earnings or is no longer probable of occurring.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

In addition, the Company has a master netting agreement with each of the Company's counterparties, which permits net settlement of multiple, separate derivative contracts with a single payment. The Company presents its derivative instruments on a net basis in the consolidated financial statements.

Provision for Credit Losses Related to Merchant Cash Advances and Loans

Merchant cash advance receivables and loans represent the aggregate amount of Shopify Capital related receivables owed by merchants as of the balance sheet date, net of an allowance for expected credit losses. The Company estimates the provision based on an assessment of various factors, including historical trends, merchants' gross merchandise volume (GMV), supportable forecasted information and other factors, including macroeconomic factors, that may affect the merchants' ability to make future payments on the receivables. Additions to the provision are reflected in current operating results, while charges against the provision are made when losses are incurred. These additions are classified within transaction and loan losses on the consolidated statements of operations and comprehensive income. Recoveries are reflected as a reduction in the allowance for credit losses related to merchant cash advances and loans when the recovery occurs.

Provision for Transaction Losses Related to Shopify Payments, Shop Pay Installments, and Shopify Balance

Shopify Payments, Shop Pay Installments, and Shopify Balance losses arise from unrecovered merchant transactions due to returns and disputes. Shopify Balance may also incur losses when a merchant account experiences unauthorized transactions where funds cannot be recovered or reversed. The Company estimates the provision based on an assessment of various factors, including historical trends, GMV (facilitated using Shopify Payments and Shop Pay Installments including those managed using Shopify Balance), supportable forecasted information and other factors that may increase the volume of losses. Additions to the provision are reflected in current operating results, while charges against the provision are made when losses are incurred. These additions are classified within transaction and loan losses on the consolidated statements of operations and comprehensive income.

Loss Contingencies

The Company records accruals for loss contingencies when losses are probable and reasonably estimable. The Company evaluates developments in legal matters that could affect the amount of liability that has been previously accrued and makes adjustments as appropriate. Significant judgment is required to determine both probability and the estimated amount of a loss or potential loss. The Company may be unable to reasonably estimate the reasonably possible loss or range of loss for a particular legal contingency for various reasons, including, among others, because: (i) the damages sought are indeterminate; (ii) the proceedings are in the relative early stages; (iii) there is uncertainty as to the outcome of pending proceedings (including motions and appeals); (iv) there is uncertainty as to the likelihood of settlement and the outcome of any negotiations with respect thereto; (v) there remain significant factual issues to be determined or resolved; (vi) the relevant law is unsettled; or (vii) the proceedings involve novel or untested legal theories. In such instances, there may be considerable uncertainty regarding the ultimate resolution of such matters, including the likelihood or magnitude of a possible eventual loss, if any.

Convertible Senior Notes

The Company accounts for the Notes at amortized cost as a single unit of account on the balance sheet. The carrying value of the liability is represented by the face amount of the Notes, less debt offering costs, plus any amortization of offering costs. Offering costs are being amortized to interest expense over the term of the Notes using the effective interest rate method.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and impairment. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Computer equipment and fulfillment robots are depreciated over the lesser of three years and their estimated useful lives while furniture and equipment is depreciated over four years and warehouse equipment is depreciated over 10 years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of their associated leases, which range from one to fifteen years.

The carrying values of property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of an asset or asset group to their net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss will be recorded based on the estimated fair value.

Intangible Assets

Intangible assets are stated at cost, less accumulated amortization and impairment. Amortization is calculated using the straight-line method over the estimated useful lives of the related assets. Purchased software is amortized over a three-year period, acquired technology is amortized over a two to nine year period, acquired customer relationships are amortized over a two- to five-year period, capitalized software development costs are amortized over a two- to three-year period, and other intangible assets are amortized over a three- to ten-year period. Amortization is recorded into cost of revenues and operating expenses, depending on the nature of the asset.

The carrying values of intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset or asset group to their net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss will be recorded based on the estimated fair value.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net assets of a business acquired in a business combination. Goodwill is not amortized, but instead tested for impairment at least annually. Should certain events or indicators of impairment occur between annual impairment tests, the Company will perform the impairment test as those events or indicators occur. Examples of such events or circumstances include the following: a significant decline in the Company’s expected future cash flows; a sustained, significant decline in the Company’s fair value; a significant adverse change in the business climate; and slower growth rates.

Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. The qualitative assessment considers the following factors: macroeconomic conditions, industry and market considerations, cost factors, overall company financial performance, events affecting the reporting unit, and changes in the Company’s fair value. If the reporting unit does not pass the qualitative assessment, the Company carries out a quantitative test for impairment of goodwill. This is done by comparing the fair value of the reporting unit with the carrying value of the reporting unit that includes goodwill. If the fair value of the reporting unit is greater than its carrying value, including goodwill, no impairment results. If the fair value of the reporting unit is less than its carrying value, including goodwill, an impairment loss would be recognized in the consolidated statements of operations and comprehensive income in an amount equal to that difference, limited to the total amount of goodwill allocated to that reporting unit. The

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
Company has an unconditional option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test. The Company may resume performing the qualitative assessment in any subsequent period.

Business Combinations

The Company follows the acquisition method to account for business combinations in accordance with ASC 805, Business Combinations. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their estimated fair values on the date of a business acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments would be recorded in the consolidated statements of operations and comprehensive income.

Segment Information

The Company’s chief operating decision maker (CODM) is a function comprised of three executives, specifically the Chief Executive Officer, the President and the Chief Financial Officer. The CODM is the highest level of management responsible for assessing Shopify’s overall performance, and making operational decisions such as resource allocations related to operations, product prioritization, and delegations of authority. Management has determined that the Company operates in a single operating and reportable segment.

Concentration of Credit Risk

The Company’s cash and cash equivalents, marketable securities, trade and other receivables, merchant cash advances, loans and related receivables, equity and other investments, debt securities and foreign exchange derivative products subject the Company to concentrations of credit risk. Management mitigates this risk associated with cash and cash equivalents by making deposits and entering into foreign exchange derivative products only with large banks and financial institutions that are considered to be highly creditworthy. Management mitigates the risks associated with marketable securities by adhering to its investment policy, which stipulates minimum rating requirements, maximum investment exposures and maximum maturities. Due to the Company’s diversified merchant base, there is no particular concentration of credit risk related to the Company’s trade and other receivables and merchant cash advances and loans receivable. Trade and other receivables and merchant cash advances and loans receivable are monitored on an ongoing basis to ensure timely collection of amounts. The Company has mitigated some of the risks associated with Shopify Capital by opening insurance policies with Export Development Canada (EDC), a wholly-owned corporation of the Government of Canada, who is AAA rated as at December 31, 2021. The Company’s policies cover certain merchant cash advances and loans, subject under certain policies to minimum claim requirements and regional restrictions. The Company pays EDC a monthly premium based on total eligible dollars advanced, and records this as general and administrative expense in the consolidated statements of operations and comprehensive income. All policies include a deductible set at either a specified dollar loss threshold or calculated as a percentage of eligible advances issued. After considering the Company’s deductible and the insurer's maximum liability under the policies, the majority of the Company's gross outstanding balance of merchant cash advances and loans as at December 31, 2021 is covered. The receivable related to insurance recoveries, if any, is included in the merchant cash advances, loans and related receivables balance. The Company mitigates the risks associated with its equity and other investments and debt securities through its diligence process performed prior to investing. There are no receivables from individual merchants accounting for 10% or more of revenues or receivables. Potential ongoing effects from the novel coronavirus (COVID-19) on the Company's credit risk have been considered and have resulted in adjustments to the Company's allowances for expected credit losses on contract balances and merchant cash advances and loans. The Company continues its assessment given the fluidity of COVID-19's global impact.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
Interest Rate Risk

Certain of the Company’s cash, cash equivalents and marketable securities and loans, and debt securities earn interest. The Company’s trade and other receivables, accounts payable and accrued liabilities and lease liabilities do not bear interest. The Company's Notes have a fixed annual interest rate and thus, the Company does not have economic interest rate exposure on the Notes. The Company is not exposed to material interest rate risk.

Foreign Exchange Risk

The Company is exposed to foreign exchange fluctuations on the revaluation of foreign currency assets and liabilities. The Company uses foreign exchange derivative products to manage the impact of foreign exchange fluctuations. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counter parties.

While the majority of the Company's revenues and cost of revenues are denominated in USD, a significant portion of operating expenses are incurred in CAD and GBP. As a result, earnings could be adversely affected by an increase in the value of the foreign currency relative to the USD.

The following table summarizes the effects on revenues, cost of revenues, operating expenses, and income from operations of a 10% strengthening(1) of the CAD versus the USD without considering the impact of the Company's hedging activities and without factoring in any potential changes in demand for the Company's solutions as a result of changes in the CAD to USD exchange rates:

	Years ended
	December 31, 2021			December 31, 2020
	GAAP Amounts As Reported $	Exchange Rate Effect (2) $	At 10% Stronger CAD Rate (3) $	GAAP Amounts As Reported $	Exchange Rate Effect (2) $	At 10% Stronger CAD Rate (3) $
Revenues	$4,611,856	$10,868	$4,622,724	$2,929,491	$7,367	$2,936,858
Cost of revenues	(2,130,712)	(12,503)	(2,143,215)	(1,387,971)	(7,900)	(1,395,871)
Operating expenses	(2,212,501)	(67,231)	(2,279,732)	(1,451,367)	(47,292)	(1,498,659)
Income from operations	$268,643	$(68,866)	$199,777	$90,153	$(47,825)	$42,328
(1) A 10% weakening of the CAD versus the USD would have an equal and opposite impact on our revenues, cost of revenues, operating expenses and income from operations as presented in the table.
(2) Represents the increase or decrease in GAAP amounts reported resulting from a 10% strengthening in the CAD-USD foreign exchange rates.
(3) Represents the outcome that would have resulted had the CAD-USD rates in those periods been 10% stronger than they actually were, excluding the impact of our hedging program and without factoring in any potential changes in demand for the Company's solutions as a result of changes in the CAD-USD exchange rates.

As at December 31, 2021, a 10% movement in the GBP is not expected to have a material impact on the Company's results.

Accounting Pronouncements Adopted in the Year

In August 2020, the Financial Accounting Standards Board (FASB) issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity's Own Equity, which eliminates certain models associated with accounting for convertible instruments, makes targeted improvements to the disclosures for convertible instruments and earnings per share guidance, and amends the guidance for the derivative scope exception for contracts in an entity's own equity. The updates are effective for annual periods beginning after December 15, 2021 including interim periods within those periods. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those periods. The Company early adopted this ASU effective January 1, 2021 using the modified retrospective approach.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The adoption eliminated the requirement to separately account for the liability and equity components of the Notes, which existed under previous accounting guidance. This resulted in a reclassification of $158,810 from additional paid-in capital to long-term liabilities. Furthermore, as a result of the adoption, non-cash interest expense related to the Company's currently outstanding Notes has been eliminated. As the Company previously recognized non-cash interest expense relating to the debt discount on the liability component, this resulted in a $8,198 cumulative adjustment to increase opening retained earnings.

Recent Accounting Pronouncements Not Yet Adopted

In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which improves the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the (1) recognition of an acquired contract liability and (2) payment terms and their direct effect on subsequent revenue recognized by the acquirer. The updates are effective for annual periods beginning after December 15, 2022, including interim periods within those periods. Early adoption is permitted, including the adoption in an interim period. The Company is still assessing the timing of adoption, at which time the guidance would be applied prospectively and if at an interim period, retrospectively for the related fiscal year.

4.Cash and Cash Equivalents

As at December 31, 2021 and 2020, the Company’s cash and cash equivalents balance was $2,502,992 and $2,703,597, respectively. These balances included $1,511,503 and $1,927,013, respectively, of money market funds, repurchase agreements, U.S. and Canadian federal bonds and corporate bonds and commercial paper.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
5.Financial Instruments

As at December 31, 2021, the carrying amount and fair value of the Company’s financial instruments were as follows:

	Level 1 $		Level 2 $		Level 3 $
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash equivalents:
Canadian federal bonds and agency securities	50,138	50,138	—	—	—	—
Corporate bonds and commercial paper	267,953	268,090	—	—	—	—
Marketable securities:
U.S. term deposits	900,000	901,689	—	—	—	—
U.S. federal bonds and agency securities	680,436	681,629	—	—	—	—
Canadian federal bonds and agency securities	1,215,646	1,218,001	—	—	—	—
Corporate bonds and commercial paper	—	—	2,469,019	2,475,051	—	—
Derivative assets:
Foreign exchange forward contracts	—	—	1,824	1,824	—	—
Equity and other investments:	—	—	—	—	—	—
Equity and other investments with readily determinable fair values	2,782,901	2,782,901	—	—	423,387	423,387
Available-for-sale debt security under fair value option	—	—	—	—	205,878	205,878

Liabilities:
Derivative liabilities:
Foreign exchange forward contracts	—	—	5,926	5,926	—	—
The fair values of marketable securities above include accrued interest of $13,067, which is excluded from the carrying amounts. The accrued interest is included in trade and other receivables in the consolidated balance sheets. Additional accrued interest of $4,000 recognized on the debt security is included in the fair value and carrying amount above.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
As at December 31, 2020, the carrying amount and fair value of the Company’s financial instruments were as follows:

	Level 1 $		Level 2 $		Level 3 $
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash equivalents:
U.S federal bonds	174,397	174,399	—	—	—	—
Corporate bonds and commercial paper	134,056	134,396	—	—	—	—
Repurchase agreements	—	—	290,000	290,001	—	—
Marketable securities:
U.S. term deposits	885,000	887,102	—	—	—	—
U.S. federal bonds	1,224,052	1,226,657	—	—	—	—
Canadian federal bonds	24,988	24,987	—	—	—	—
Corporate bonds and commercial paper	—	—	1,550,330	1,552,907	—	—
Derivative assets:
Foreign exchange forward contracts	—	—	16,340	16,340	—	—
The fair values above include accrued interest of $7,563, which is excluded from the carrying amounts. The accrued interest is included in trade and other receivables in the consolidated balance sheets.

All cash equivalents and marketable securities mature within one year of the consolidated balance sheet date. In the year ended December 31, 2021, $275,597 was transferred from Level 3 to Level 1 due to the vesting of warrants associated with an investment in a strategic partnership.

As at December 31, 2021, the Company held foreign exchange forward contracts for USD, GBP and CAD with a total notional value of $586,547 (December 31, 2020 - $340,843), to fund a portion of its operations. The foreign exchange forward contracts have maturities of twelve months or less. The fair value of foreign exchange forward contracts and corporate bonds was based upon Level 2 inputs, which included period-end mid-market quotations for each underlying contract as calculated by the financial institution with which the Company has transacted. The quotations are based on bid/ask quotations and represent the discounted future settlement amounts based on current market rates.

Derivative Instruments and Hedging

The Company has a hedging program to mitigate the impact of foreign currency fluctuations on future cash flows and earnings. Under this program, the Company has entered into foreign exchange forward contracts with certain financial institutions and designated those hedges as cash flow hedges. As of December 31, 2021, $1,215 of unrealized gains and $4,936 of unrealized losses related to changes in the fair value of foreign exchange forward contracts designated as cash flow hedges were included in accumulated other comprehensive (loss) income and current assets and current liabilities on the consolidated balance sheet. These amounts are expected to be reclassified into earnings over the next twelve months. In the year ended December 31, 2021, $22,852 of realized gains (December 31, 2020 - $2,985 of realized losses) related to the maturity of foreign exchange forward contracts designated as cash flow hedges were included in cost of revenues and operating expenses. Under the current hedging program, the Company is hedging cash flows associated with payroll and facility costs.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
Convertible Senior Notes

As at December 31, 2021, the estimated fair value of the Company's Notes, as further described in note 16 below, was approximately $1,165,410 (December 31, 2020 - $1,098,342). The estimated fair value was determined based on the last executed trade for the Notes of the reporting period in an over-the-counter market, which is considered as Level 2 in the fair value hierarchy.

6.Equity and Other Investments

Equity and other investments are comprised of:

	December 31, 2021	December 31, 2020
	$	$
With readily determinable fair values	3,206,288	—
Without readily determinable fair values	543,379	173,454
Debt securities under the fair value option	205,878	—
Total equity and other investments	3,955,545	173,454

See note 26 for information on material equity and other investments subsequent to December 31, 2021.

Equity and Other Investments with Readily Determinable Fair Values

In July 2020, the Company received an investment in Affirm, as non-cash revenue consideration, as a result of services rendered in conjunction with its strategic partnership for Shop Pay Installments. This equity investment was initially accounted for using the measurement alternative with fair value based on an income approach for which the Company developed certain key assumptions, including revenue growth rates and a discount rate. The initial fair value of the consideration received of $24,710 is being recognized into merchant solutions revenue over the expected term of the service contract.

On January 13, 2021, Affirm completed its initial public offering and began trading on the Nasdaq. As a result, the fair value of the investment became readily determinable and the use of the measurement alternative was no longer applicable. As at December 31, 2021, the carrying value of the Company's investment in Affirm was $2,041,126 measured using Affirm's closing share price on the last day of trading of the reporting period and is therefore a Level 1 investment in the fair value hierarchy. For the year ended December 31, 2021, unrealized gains of $1,882,974 (December 31, 2020 - $133,239) were recorded within "other income, net" in the statement of operations and comprehensive income.

In April 2021, the Company received an investment in Global-E, as non-cash revenue consideration, as a result of services rendered in conjunction with a strategic partnership for cross-border commerce offerings. This equity investment was initially accounted for using the measurement alternative with fair value based on a market approach for which the Company developed certain key assumptions, including revenue growth rates, revenue multiples based on market comparables and a discount for lack of marketability. The initial fair value of the consideration received of $192,300 is being recognized into merchant solutions revenue over the expected term of the service contract.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
On May 12, 2021, Global-E completed its initial public offering and began trading on the Nasdaq. As a result, the fair value of the investment became readily determinable and the use of the measurement alternative was no longer applicable. The investment includes common shares and warrants for common shares that vest over time. The common shares are measured using Global-E's closing share price on the last day of trading of the reporting period and are therefore a Level 1 in the fair value hierarchy. The warrants that vest over time require the application of a discount for lack of marketability, which is not an observable input and therefore makes this portion of the investment a Level 3 in the fair value hierarchy. The weighted average discount for lack of marketability applied to the unvested warrants was 15% at December 31, 2021. As at December 31, 2021, the carrying value of the Company's investment in Global-E was $1,165,162. For the year ended December 31, 2021, unrealized gains of $972,744 were recorded within "other income, net" in the statement of operations and comprehensive income.

Adjustments related to equity and other investments with readily determinable fair values in the year ended December 31, 2021 were as follows:

Year ended
December 31, 2021
$
Balance, beginning of the year	—

Adjustments related to equity and other investments with readily determinable fair values:
Transfers from measurement alternative (1)(2)	350,530
Purchases of equity and other investments	40
Net unrealized gains	2,855,718
Balance, end of the year	3,206,288
(1) Effective January 13, 2021, the Company's investment in Affirm no longer qualified for the use of the measurement alternative as the fair value of the investment became readily determinable.
(2) Effective May 12, 2021, the Company's investment in Global-E no longer qualified for the use of the measurement alternative as the fair value of the investment became readily determinable.

Equity and Other Investments without Readily Determinable Fair Values

For the Company's equity and other investments in private companies without readily determinable fair values, the carrying amount of such investments as at December 31, 2021 was $543,379 (December 31, 2020 - $173,454). For the year ended December 31, 2021, net unrealized gains of $2,204 relating to these investments were recorded within "other income, net" in the statement of operations and comprehensive income.

In the year ended December 31, 2021, the Company made three separate investments totaling $375,000 in a private company, that is a partner in its ecosystem, without readily determinable fair values, which are currently accounted for using the measurement alternative. Subsequent to the closing of the first investment, the second investment represented an observable transaction and resulted in the recognition of a $26,722 unrealized loss on the first investment. In the year ended December 31, 2021, the Company made a fourth investment that was an incremental investment in the private company through the purchase of convertible notes. See "Debt Securities under the Fair Value Option" below for additional information on the investment.

In the year ended December 31, 2021, the Company made additional equity investments in private companies, who are partners in its ecosystem, totaling $75,193, without readily determinable fair values, which are currently accounted for using the measurement alternative.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
In addition, the Company received investments in private companies, including Flow Commerce Inc., as non-cash revenue consideration, as a result of services rendered in conjunction with strategic partnerships. These equity investments are accounted for using the measurement alternative with their initial fair value based on a market approach for which the Company developed certain key assumptions, including revenue growth rates, revenue multiples based on market comparables and a discount for lack of marketability. The initial fair value of the consideration received of $75,758 is being recognized into merchant solutions revenue over the expected terms of the service contracts.

Adjustments related to equity and other investments without readily determinable fair values for the years ended December 31, 2021 and 2020 were as follows:

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Balance, beginning of the year	173,454	2,500

Adjustments related to equity and other investments without readily determinable fair values:
Investments received as non-cash consideration in exchange for services	268,058	24,710
Purchases of equity and other investments	450,193	11,051
Transfers to readily determinable fair values (1)(2)	(350,530)	—
Gross unrealized gains	36,926	135,193
Gross unrealized losses and impairments	(34,722)	—
Balance, end of the year	543,379	173,454
(1) Effective January 13, 2021, the Company's investment in Affirm no longer qualified for the use of the measurement alternative as the fair value of the investment became readily determinable.
(2) Effective May 12, 2021, the Company's investment in Global-E no longer qualified for the use of the measurement alternative as the fair value of the investment became readily determinable.

As at December 31, 2021, cumulative gross unrealized gains related to equity and other investments without readily determinable fair values was $38,880. As at December 31, 2021, cumulative gross unrealized losses and impairment related to equity and other investments without readily determinable fair values was $34,722. These cumulative amounts exclude unrealized gains, unrealized losses and impairment transferred to readily determinable fair values.

Debt Securities under the Fair Value Option

In July 2021, the Company made an incremental investment in a private company through the purchase of convertible notes for $200,000. The Company has elected to apply the fair value option to account for this instrument. The fair value was determined based on a binomial pricing model for which the Company was required to develop its own assumptions, including the underlying entity's valuation. As the inputs used in determining the fair value are unobservable, this investment is classified as a Level 3 investment in the fair value hierarchy. In the year ended December 31, 2021, interest income of $4,000 was recorded within "other income, net" in the statement of operations and comprehensive income. The fair value of the investment as at December 31, 2021 was $205,878, resulting in an unrealized gain of $1,878 recorded within "other income, net" in the statement of operations and comprehensive income.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
7.Trade and Other Receivables

	December 31, 2021 $	December 31, 2020 $	January 1, 2020 $
Unbilled revenues, net	86,795	50,073	31,629
Trade receivables, net	40,342	13,449	9,660
Indirect taxes receivable	39,142	45,961	36,821
Accrued interest	13,067	7,563	5,754
Other receivables	12,863	3,706	6,665
	192,209	120,752	90,529

Unbilled revenues represent amounts not yet billed to merchants related to subscription fees for Plus merchants, transaction fees and shipping and fulfillment charges, as at the consolidated balance sheet date.

The allowance for credit losses reflects the Company's best estimate of probable losses inherent in the unbilled revenues and trade receivables accounts. The Company determined the provision based on known troubled accounts, historical experience, supportable forecasts of collectibility and other currently available evidence.

Activity in the allowance for credit losses was as follows:

	Years ended
	December 31, 2021 $	December 31, 2020 $
Balance, beginning of the year	6,041	2,894
Provision for credit losses related to uncollectible receivables	6,069	6,793
Write-offs	(5,166)	(3,646)
Balance, end of the year	6,944	6,041

8.Merchant Cash Advances, Loans and Related Receivables

	December 31, 2021	December 31, 2020	January 1, 2020
	$	$	$
Merchant cash advances receivable, gross	439,289	218,840	131,227
Related receivables	—	819	3,179
Allowance for credit losses related to uncollectible merchant cash advances receivable	(38,264)	(15,816)	(10,420)
Loans receivable, gross	72,751	43,644	28,547
Allowance for credit losses related to uncollectible loans receivable	(3,054)	(2,764)	(2,361)
Merchant cash advances, loans and related receivables, net	470,722	244,723	150,172

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
Merchant Cash Advances

The following table summarizes the activities of the Company’s allowance for credit losses related to uncollectible merchant cash advances receivable:

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Allowance, beginning of the year	15,816	10,420
Provision for credit losses related to uncollectible merchant cash advances receivable	36,719	13,896
Merchant cash advances receivable charged off, net of recoveries	(14,271)	(8,500)
Allowance, end of the year	38,264	15,816
Related receivables	—	(819)
Allowance, net of related receivables	38,264	14,997

Loans

The following table summarizes the activities of the Company’s allowance for credit losses related to uncollectible loans receivable:

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Allowance, beginning of the year	2,764	2,361
Provision for credit losses related to uncollectible loans receivable	2,540	1,915
Loans receivable charged off, net of recoveries	(2,250)	(1,512)
Allowance, end of the year	3,054	2,764

The following table presents the delinquency status of the principal amount of merchant loans by year of origination. The delinquency status is determined based on the number of days past the expected or contractual repayment date for which the Company anticipates to receive the amounts outstanding. The "current" category represents balances that are within 29 days of the contractual repayment dates, or within 29 days of the expected repayment date.

	December 31, 2021
	Total	Percent
Current	$69,350	95.3%
30-59 Days	1,114	1.5%
60-89 Days	419	0.6%
90-179 Days	576	0.8%
180+ Days	1,292	1.8%
Total	$72,751	100.0%

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

	December 31, 2020
	Total	Percent
Current	$42,671	97.8%
30-59 Days	302	0.7%
60-89 Days	57	0.1%
90-179 Days	268	0.6%
180+ Days	346	0.8%
Total	43,644	100.0%

The Company maintains an internal monitoring list related to its outstanding loans. A merchant's ability and willingness to repay the financing receivables outstanding under the program is analyzed for a variety of factors that include, but are not limited to: current or expected age of the financing, merchant subscription or financing status, merchant GMV trends and other changes to merchant credit profiles. The Company charges off receivables outstanding under the program when the merchant receivable is included on its internal monitoring list for a period of 90 consecutive days.

9.Other Current Assets

	December 31, 2021 $	December 31, 2020 $
Prepaid expenses	49,919	25,053
Other current assets	29,988	17,478
Deposits	21,542	9,376
Foreign exchange contracts	1,824	16,340
	103,273	68,247

10.Property and Equipment

	December 31, 2021
	Cost $	Accumulated depreciation and impairment(1) $	Net book value $
Leasehold improvements	159,131	84,930	74,201
Computer equipment	33,505	18,241	15,264
Furniture and equipment	28,751	20,250	8,501
Fulfillment robots	9,470	3,888	5,582
Fulfillment equipment	2,015	37	1,978
	232,872	127,346	105,526
(1) Included in accumulated depreciation is $1,709 of impairment on leasehold improvements in the year.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

	December 31, 2020
	Cost $	Accumulated depreciation and impairment(2) $	Net book value $
Leasehold improvements	131,196	65,052	66,144
Computer equipment	24,387	15,056	9,331
Furniture and equipment	30,716	17,501	13,215
Fulfillment robots	5,419	2,005	3,414
	191,718	99,614	92,104
(2) Included in accumulated depreciation is $16,838 of impairment on leasehold improvements in the year.

During the year ended December 31, 2020, the Company decided to move from a primarily physical office-centric work model to a primarily digital work-from-home-centric work model. The Company plans to keep, but repurpose certain office locations to support this new model and terminate or sublet other office locations that it ceases to use.

With respect to certain office locations expected to be kept, but repurposed, the Company has recognized accelerated depreciation of certain leasehold improvements and furniture in order to reflect changes that it plans to make to accommodate greater physical distancing and increased team onsite meeting spaces. During the year ended December 31, 2020, the Company identified $40,457 of leasehold improvements and furniture that will be accelerated over a 2- to 3-year period as the Company retrofits its existing offices. No additional leasehold improvements or furniture were identified for acceleration during the year ended December 31, 2021.

During the years ended December 31, 2021 and 2020, the Company identified leased office space for which it has ceased use. This resulted in impairment charges related to its leasehold improvements. These impairment charges were determined by comparing the asset groups' fair values made up of the right-of-use assets and leasehold improvements, to their carrying values as of the impairment measurement date, as required under ASC 360, Property, Plant and Equipment. Fair value was determined based on the present value of the estimated future cash flows. These estimates may vary from the actual amounts due to termination or sublease agreements ultimately executed, if at all, which may result in an adjustment to the charges. These charges were recorded as general and administrative expenses in the consolidated statements of operations and comprehensive income. In the year ended December 31, 2021, the Company recorded impairment charges of $1,709 (December 31, 2020 - $16,838).

During the years ended December 31, 2021 and 2020, the Company disposed of and retired computer equipment with an original cost of $13,191 and $1,677, respectively. There was no gain or loss recognized in the consolidated statements of operations and comprehensive income as a result of the retirement and disposal of these assets.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The following table illustrates the classification of depreciation in the consolidated statements of operations and comprehensive income:

	Years ended
	December 31, 2021 $	December 31, 2020 $
Cost of revenues	2,649	3,160
Sales and marketing	10,103	9,710
Research and development	20,125	19,587
General and administrative	8,951	5,735
	41,828	38,192

11.Leases

The Company has office, commercial and warehouse leases in Canada, the United States, Singapore, Ireland and other countries in Europe and Asia. These leases have remaining lease terms of 1 year to 15 years, some of which include options to extend the leases for up to 10 years. As at December 31, 2021, additional office space leases are set to commence between 2022 and 2026, at which point the Company's right-of-use assets and lease liabilities will increase. The Company has entered into various lease agreements for office space that are set to commence after December 31, 2021, which will create significant right-of-use assets and lease liabilities. All of the Company's leases are operating leases.

The components of lease expense were as follows:

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Operating lease expense	22,268	20,488
Variable lease expense, including non-lease components	13,003	15,165
Total lease expense	35,271	35,653

As at December 31, 2021, the weighted average remaining lease term is 11 years and the weighted average discount rate is 3.3% (December 31, 2020 - 9 years and 4.4%, respectively).

During the year ended December 31, 2020, the Company decided to move from a primarily physical office-centric work model to a primarily digital work-from-home-centric work model. The Company plans to keep, but repurpose certain office locations to support the new model and terminate or sublet other office locations that it ceases to use.

During the years ended December 31, 2021 and 2020, the Company identified leased office space for which it has ceased use. This resulted in impairment charges related to its right-of-use assets. These impairment charges were determined by comparing the asset groups' fair values made up of the right-of-use assets and leasehold improvements, to their carrying values as of the impairment measurement date, as required under ASC 360, Property, Plant and Equipment. Fair value was determined based on the present value of the estimated future cash flows. These estimates may vary from the actual amounts due to termination or sublease agreements ultimately executed, if at all, which may result in an adjustment to the charges. These charges were recorded as general and administrative expenses in the consolidated statements of operations and comprehensive income. In the year ended December 31, 2021, the Company recorded impairment charges related to its right-of-use assets of $28,436 (December 31, 2020 - $14,785).

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
In the year ended December 31, 2021, the Company commenced subleases for certain office locations. Net sublease income for the year ended December 31, 2021 was $1,389, which is recorded as an offset within the total lease expense disclosed above.

Maturities of lease liabilities as at December 31, 2021 were as follows:

Fiscal Year	Offices $	Warehouses and Commercial Spaces $	Total $
2022	33,778	4,202	37,980
2023	43,739	5,266	49,005
2024	48,480	5,108	53,588
2025	52,098	4,762	56,860
2026	53,127	4,407	57,534
Thereafter	321,285	45,045	366,330
Total future minimum payments	552,507	68,790	621,297
Minimum payments related to leases that have not yet commenced	(52,837)	—	(52,837)
Minimum payments related to variable lease payments, including non-lease components	(223,393)	(33,316)	(256,709)
Imputed interest	(44,707)	(4,520)	(49,227)
Total lease liabilities	231,570	30,954	262,524

12.Intangible Assets

	December 31, 2021
	Cost $	Accumulated amortization $	Net book value $
Acquired technology	187,874	57,016	130,858
Acquired customer relationships	8,435	3,802	4,633
Other intangible assets	4,351	1,549	2,802
Software development costs	27,520	27,317	203
Purchased software	6,973	6,973	—
	235,153	96,657	138,496

	December 31, 2020
	Cost $	Accumulated amortization $	Net book value $
Acquired technology	161,643	36,953	124,690
Acquired customer relationships	8,435	2,677	5,758
Other intangible assets	4,351	1,123	3,228
Software development costs	27,520	25,720	1,800
Purchased software	6,973	6,773	200
	208,922	73,246	135,676
Amortization expense related to the capitalized internally developed software was $1,597 and $9,030 for the years ended December 31, 2021 and 2020, respectively, and is included in cost of revenues, sales and

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
marketing and general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.
The following table illustrates the classification of amortization expense related to intangible assets in the consolidated statements of operations and comprehensive income:

	Years ended
	December 31, 2021 $	December 31, 2020 $
Cost of revenues	21,518	28,885
Sales and marketing	2,195	2,184
Research and development	243	273
General and administrative	524	526
	24,480	31,868

Estimated future amortization expense related to intangible assets, as at December 31, 2021 is as follows:

Fiscal Year	Amount $
2022	27,188
2023	26,816
2024	22,820
2025	16,186
2026	16,186
Thereafter	29,300
Total	138,496

13.Goodwill

The Company's goodwill relates to acquisitions of various companies including, but not limited to, 6 River Systems, Inc. (6RS) which was acquired on October 17, 2019 and Donde Fashion Inc. (Donde) which was acquired on July 20, 2021 (see note 24).

The Company completed its annual impairment test of goodwill as of September 30, 2021. The Company exercised its option to bypass the qualitative assessment pursuant to ASC 350, Intangibles - Goodwill and Other, and perform a quantitative analysis. The Company determined that the consolidated business is represented by a single reporting unit and concluded that the estimated fair value of the reporting unit, determined using a market approach based on its market capitalization, was greater than its carrying amount.

There were no indicators of impairment between September 30, 2021, the date which the Company completed its annual impairment test of goodwill, and December 31, 2021. No goodwill impairment was recognized in the years ended December 31, 2021 or December 31, 2020.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The gross changes in the carrying amount of goodwill as of December 31, 2021 and December 31, 2020 are as follows:

	December 31, 2021	December 31, 2020
	$	$
Balance, beginning of the year	311,865	311,865
Acquisition of Donde Fashion Inc.	37,567	—
Other acquisitions(1)	7,096	—
Balance, end of the year	356,528	311,865
(1) During the year ended December 31, 2021, the Company completed small acquisitions that resulted in Goodwill being recognized.

14.Accounts Payable and Accrued Liabilities

	December 31, 2021	December 31, 2020
	$	$
Trade accounts payable and trade accruals	284,010	168,720
Employee related accruals	71,901	61,891
Indirect taxes payable	66,184	54,097
Other payables and accruals	28,667	16,087
Foreign exchange forward contracts	5,926	—
	456,688	300,795

15.Deferred Revenue

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Balance, beginning of the year	128,815	62,660
Deferral of revenue	351,145	119,324
Recognition of deferred revenue	(100,236)	(53,169)
Balance, end of the year	379,724	128,815

	December 31, 2021	December 31, 2020
	$	$
Current portion	216,792	107,809
Long-term portion	162,932	21,006
	379,724	128,815

The opening balances of current and long-term deferred revenue were $56,691 and $5,969, respectively, as of January 1, 2020.

As at December 31, 2021, the current and long-term deferred revenue from non-cash consideration received for services rendered in conjunction with strategic partnerships was $85,086 and $145,488, respectively (December 31, 2020 - $8,237 and $12,659). See note 6. The Company will recognize this revenue ratably over the remaining terms of the strategic partnerships which range from 3 to 7 years.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

As at December 31, 2021, the long-term deferred revenue excluding non-cash consideration received will be recognized ratably over the remaining terms of the contracts with the customers which range from 2 to 5 years.

16.Convertible Senior Notes

In September 2020, the Company issued $920,000 aggregate principal amount of 0.125% convertible senior notes due 2025. The net proceeds from the issuance of the Notes were $907,950 after deducting underwriting fees and offering costs.

The interest on the Notes is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2021. The Notes will mature on November 1, 2025, unless earlier redeemed or repurchased by the Company or converted pursuant to their terms.

The Notes will have an initial conversion rate of 0.6944 Class A subordinate voting shares per one thousand dollars of principal amount of Notes, which is equivalent to an initial conversion price of approximately $1,440.09 per share. The conversion rate is subject to adjustment following the occurrence of certain specified events, as set out or defined in the Trust indenture agreement for the Notes. In addition, upon the occurrence of a make-whole fundamental change prior to the maturity date or upon our issuance of a notice of redemption, as set out or defined in the Trust indenture agreement for the Notes, the Company will, in certain circumstances, increase the conversion rate by a number of additional Class A subordinate voting shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or during the relevant redemption period.

Prior to the close of business on the business day immediately preceding August 1, 2025, the Notes may be convertible at the option of the holders only under the following circumstances:

(1) during any calendar quarter commencing after March 31, 2021, and only during such calendar quarter, if the last reported sale price of the Class A subordinate voting shares on the New York Stock Exchange (the "NYSE") for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is more than or equal to 130% of the conversion price for the Notes on each applicable trading day;

(2) during the ten business day period after any ten consecutive trading day period in which, for each trading day of that period, the trading price per one thousand dollars principal amount of Notes for each trading day was less than 98% of the product of the last reported sale price of the Class A subordinate voting shares on the NYSE and the conversion rate for the Notes on each such trading day;

(3) if the Company calls any or all of the Notes for optional redemption, clean-up redemption or tax redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or

(4) upon the occurrence of certain specified corporate events.

On or after August 1, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may, at their option, convert all or any portion of their Notes regardless of the foregoing conditions.

Upon conversion, the Company can elect to settle in cash, Class A subordinate voting shares, or a combination of cash and Class A subordinate voting shares.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
On or after September 15, 2023, the Company may, at its option, redeem for cash all or any portion of the Notes if the last reported sale price of the Company's Class A subordinate voting shares on the NYSE has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No "sinking fund" is provided for the Notes.

The Company may redeem for cash all, but not less than all, of the Notes at any time if less than $80,000 aggregate principal amount of Notes remains outstanding at such time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Company may redeem all, but not less than all, of the Notes if the Company has or would become obligated to pay to the holder of any Note additional amounts (which are more than a de minimis amount) as a result of a change in applicable Canadian tax laws or regulations after September 15, 2020 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the applicable redemption date but without reduction for applicable Canadian taxes (except in respect of certain excluded holders).

Upon the occurrence of a fundamental change (as set out or defined in the Trust indenture agreement for the Notes) prior to the maturity date of the Notes, the Company, subject to limited exceptions, will be required to offer to purchase all of the Notes for cash at a price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest thereon to, but excluding, the fundamental change purchase date.

The Notes are governed by customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare 100% of the principal of, and accrued and unpaid interest on, all the Notes to be due and payable immediately.

The Notes are senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment with the Company’s existing and future unsecured liabilities that are not so subordinated; effectively subordinated to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of current or future subsidiaries of the Company.

The Company accounts for the Notes as a single unit of account on the balance sheet. The carrying value of the liability is represented by the face amount of the Notes, less total offering costs, plus any amortization of offering costs. Total offering costs upon issuance of the Notes were $12,050 and are amortized to interest expense using the effective interest rate method over the contractual term of the Notes. Interest expense is recognized at an annual effective interest rate of 0.38% over the contractual term of the Notes.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The net carrying amount of the outstanding Notes was as follows:

	December 31, 2021	December 31, 2020
	$	$
Principal	920,000	920,000
Unamortized offering costs (1)	(9,037)	(9,434)
Unamortized discounts (1)	—	(152,558)
Net carrying amount	910,963	758,008
(1) Prior to the adoption of ASU 2020-06 on January 1, 2021, the Company accounted for its Notes as separate liability and equity components. The comparative figures represent the offering costs and debt discount related to the liability component prior to adoption.

The following table sets forth the interest expense recognized related to the outstanding Notes:

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Contractual interest expense	1,150	329
Amortization of offering costs(1)	2,343	510
Amortization of debt discount(1)	—	8,246
Total interest expense related to the outstanding Notes	3,493	9,085
(1) Prior to the adoption of ASU 2020-06 on January 1, 2021, the Company accounted for its Notes as separate liability and equity components. The comparative figures represent the amortization of offering costs and debt discount related to the liability component prior to adoption.

17.Credit Facility

The Company has a revolving credit facility with Royal Bank of Canada for $8,000 CAD. The credit facility bears interest at the Royal Bank Prime Rate plus 0.30%. As at December 31, 2021 and 2020 the effective rate was 2.75%, and no cash amounts were drawn under this credit facility.

18.Commitments and Contingencies

Unconditional Purchase Obligations

The Company has entered into agreements where it commits to certain usage levels related to third-party services. The amount of the minimum fixed and determinable portion of the unconditional purchase obligations over the next five years, as at December 31, 2021, was $160,923.

Litigation and Loss Contingencies

From time to time, the Company may become a party to litigation and subject to claims incidental to the ordinary course of business, including intellectual property claims, labour and employment claims and threatened claims, breach of contract claims, tax and other matters.

On December 1, 2021, five publishers of educational materials and two of their respective parent companies (the Plaintiffs) filed a claim against the Company in the U.S. District Court for the Eastern District of Virginia for contributory and vicarious copyright infringement and contributory trademark infringement. The Plaintiffs allege that certain merchants who use the Company’s platform and services are engaged in the sale of pirated digital textbooks in violation of the Plaintiffs’ rights, and that the Company has not taken legally adequate steps to curb this alleged infringement. The Plaintiffs seek statutory damages for the alleged copyright infringement. The case is in its early stages and the Company is unable to predict

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
the ultimate resolution of the matter, including the likelihood or magnitude of a possible eventual loss, if any, at this time. The Company has filed its answer to the Plaintiffs’ complaint on January 28, 2022 and intends to defend the case.

19.Shareholders’ Equity

Public Offerings

In February 2021, the Company completed a public offering in which it issued and sold 1,180,000 Class A subordinate voting shares at a public offering price of $1,315.00 per share. The Company received total net proceeds of $1,541,168 after deducting offering fees and expenses of $10,532.

In September 2020, the Company completed a public offering in which it issued and sold 1,265,000 Class A subordinate voting shares at a public offering price of $900.00 per share, including the 165,000 Class A subordinate voting shares purchased by the underwriters pursuant to the exercise of the over-allotment option. The Company received total net proceeds of $1,117,646 after deducting offering fees and expenses of $20,854.

In May 2020, the Company completed a public offering in which it issued and sold 2,127,500 Class A subordinate voting shares at a public offering price of $700.00 per share, including the 277,500 Class A subordinate voting shares purchased by the underwriters pursuant to the exercise of the over-allotment option. The Company received total net proceeds of $1,460,945 after deducting offering fees and expenses of $28,305.

Common Stock Authorized

The Company is authorized to issue an unlimited number of Class A subordinate voting shares and an unlimited number of Class B multiple voting shares. The Class A subordinate voting shares have one vote per share and the Class B multiple voting shares have 10 votes per share. The Class B multiple voting shares are convertible into Class A subordinate voting shares on a one-for-one basis at the option of the holder. Class B multiple voting shares will automatically convert into Class A subordinate voting shares in certain other circumstances.

Preferred Shares
The Company is authorized to issue an unlimited number of preferred shares issuable in series. Each series of preferred shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Company’s Board of Directors prior to the issuance thereof. Holders of preferred shares, except as otherwise provided in the terms specific to a series of preferred shares or as required by law, will not be entitled to vote at meetings of holders of shares.

Stock-Based Compensation

In 2008, the Board of Directors adopted and the Company’s shareholders approved the Legacy Option Plan. Immediately prior to the completion of the Company’s May 2015 IPO, and in connection with the closing of the offering, each option outstanding under the Legacy Option Plan became exercisable for one Class B multiple voting share. Following the closing of the Company’s IPO, no further awards were made under the Legacy Option Plan. The Legacy Option Plan continues to govern awards granted thereunder.

The Company’s Board of Directors and shareholders approved a stock option plan, as well as a long term incentive plan, each of which became effective upon the closing of the Company's IPO on May 27, 2015. On May 30, 2018 and on May 26 2021, the Company’s Board of Directors and shareholders amended both of these plans.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The SOP allows for the grant of options to the Company’s officers, directors, employees and consultants. All options granted under the SOP will have an exercise price determined and approved by the Company’s Board of Directors at the time of grant, which shall not be less than the market price of the Class A subordinate voting shares at such time. For purposes of the SOP, the market price of the Class A subordinate voting shares shall be the volume weighted average trading price of the Class A subordinate voting shares on the NYSE for the five trading days ending on the last trading day before the day on which the option is granted. Options granted under the SOP are exercisable for Class A subordinate voting shares. Both the vesting period and term of the options in the SOP are determined by the Board of Directors at the time of grant. Half of the grants outstanding under both the SOP and the Legacy Option Plan have been approved with a four year vesting schedule with 25% vesting after one year and the remainder vesting evenly over the remaining 36 months. Options granted under the SOP since November 2017 have been approved with a three year vesting schedule with 1/3 vesting after one year and the remainder vesting evenly over the remaining 24 months. On October 17, 2019, the Company approved the issuance of rollover options, from treasury, under the 6 River Systems 2016 Amended and Restated Stock Option and Grant Plan, adopted on closing of the acquisition of 6RS.

The LTIP provides for the grant of share units, or LTIP Units, consisting of RSUs, performance share units (PSUs), and deferred share units (DSUs). Each LTIP Unit represents the right to receive one Class A subordinate voting share in accordance with the terms of the LTIP. Unless otherwise approved by the Board of Directors, RSUs will vest as to 1/3 each on the first, second and third anniversary dates of the date of grant. Prior to November 2017 all RSU grants were approved with a four-year vesting schedule with 25% vesting after one year and the remainder vesting evenly over the remaining 36 months. RSUs granted since November 2017 have been approved with three-year vesting schedules. A PSU participant’s grant agreement will describe the performance criteria established by the Company’s Board of Directors that must be achieved for PSUs to vest to the PSU participant, provided the participant is continuously employed by or in the Company’s service or the service or employment of any of the Company’s affiliates from the date of grant until such PSU vesting date. DSUs will be granted solely to directors of the Company, at their option, in lieu of their Board retainer fees. DSUs will vest upon a director ceasing to act as a director. As at the consolidated balance sheet date there have been $nil PSUs granted.

The maximum number of Class A subordinate voting shares reserved for issuance, in the aggregate, under the Company's SOP and the LTIP was initially equal to 3,743,692 Class A subordinate voting shares. The number of Class A subordinate voting shares available for issuance, in the aggregate, under the SOP and the LTIP will be automatically increased on January 1st of each year, beginning on January 1, 2016 and ending on January 1, 2026, in an amount equal to 5% of the aggregate number of outstanding Class A subordinate voting shares and Class B multiple voting shares on December 31st of the preceding calendar year. As at January 1, 2022, there were 31,094,042 shares available for issuance under the Company's SOP and LTIP.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The following table summarizes the stock option and RSU award activities under the Company's share-based compensation plans for the years ended December 31, 2021 and 2020:

	Shares Subject to Options Outstanding					Outstanding RSUs
	Number of Options (1)	Weighted Average Exercise Price $	Remaining Contractual Term (in years)	Aggregate Intrinsic Value (2) $	Weighted Average Grant Date Fair Value $	Outstanding RSUs	Weighted Average Grant Date Fair Value $
December 31, 2019	3,812,242	54.59	6.14	1,307,565	—	1,939,918	159.13
Stock options granted	258,163	505.69	—	—	197.26	—	—
Stock options exercised	(1,530,759)	46.26	—	—	—	—	—
Stock options forfeited	(50,369)	189.56	—	—	—	—	—
RSUs granted	—	—	—	—	—	473,697	645.99
RSUs settled	—	—	—	—	—	(1,176,637)	138.04
RSUs forfeited	—	—	—	—	—	(124,011)	262.93
December 31, 2020	2,489,277	103.76	5.45	2,559,442	—	1,112,967	377.08
Stock options granted	215,893	1,380.21	—	—	579.85	—	—
Stock options exercised	(1,494,840)	72.64	—	—	—	—	—
Stock options forfeited	(56,464)	873.63	—	—	—	—	—
RSUs granted	—	—	—	—	—	562,084	1,410.19
RSUs settled	—	—	—	—	—	(693,448)	309.83
RSUs forfeited	—	—	—	—	—	(137,785)	648.15
December 31, 2021	1,153,866	345.23	5.67	1,190,972	—	843,818	1,076.26

Stock options exercisable as of December 31, 2021	808,395	98.09	4.50	1,034,179
(1) As at December 31, 2021, 247,437 of the outstanding stock options were granted under the Company's Legacy Option Plan and are exercisable for Class B multiple voting shares, 876,346 of the outstanding stock options were granted under the Company's SOP and are exercisable for Class A subordinate voting shares, and 30,083 of the outstanding stock options were granted under the 6 River Systems 2016 Amended and Restated Stock Option and Grant Plan and are exercisable for Class A subordinate voting shares.
(2) The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the closing market price of the Company's Class A subordinate voting shares as of December 31, 2021 and December 31, 2020.

As at December 31, 2021 the Company had issued 921 DSUs under its LTIP.

In connection with the acquisition of 6RS, 122,080 Class A subordinate voting shares were issued with trading restrictions. The restrictions on these shares are lifted over time and are being accounted for as stock-based compensation as the vesting is contingent on continued employment and therefore related to post-combination services. As at December 31, 2021, 61,040 of the Class A subordinate voting shares remained restricted.
The total intrinsic value of stock options exercised and RSUs settled during the years ended December 31, 2021 and 2020 was $2,945,683 and $2,047,327, respectively. The aggregate intrinsic value of options exercised is calculated as the difference between the exercise price of the underlying stock option awards and the market value on the date of exercise.
As of December 31, 2021 and 2020, there was $810,327 and $381,318, respectively, of remaining unamortized compensation cost related to unvested stock options and RSUs granted to the Company’s

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
employees. This cost will be recognized over an estimated weighted-average remaining period of 2.37 years. Total unamortized compensation cost will be adjusted for future changes in estimated forfeitures.

Stock-Based Compensation Expense

All share-based awards are measured based on the grant date fair value of the awards and recognized in the consolidated statements of operations and comprehensive income over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award).

The Company estimates the fair value of stock options granted using the Black-Scholes option valuation model, which requires assumptions, including the fair value of the Company's underlying common stock, expected term, expected volatility, risk-free interest rate and dividend yield of the Company's common stock. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, share-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•Fair Value of Common Stock. The Company uses the five-day volume weighted average price for its common stock as reported on the New York Stock Exchange.

•Expected Term. The Company determines the expected term based on the average period the stock options are expected to remain outstanding. The Company bases the expected term assumptions on its historical behavior combined with estimates of the post-vesting holding period.

•Expected Volatility. The Company determines the price volatility factor based on the Company's historical volatility over the expected life of the stock options.

•Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the Black-Scholes valuation model on the yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term of the stock options for each stock option group.

•Expected Dividend. The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the option pricing model.
The grant weighted average assumptions used to estimate the fair value of stock options granted to employees were as follows:

	Years ended
	December 31, 2021	December 31, 2020
Expected volatility	53.1%	46.4%
Risk-free interest rate	0.71%	1.04%
Dividend yield	Nil	Nil
Average expected life	4.15	4.41
In addition to the assumptions used in the Black-Scholes option valuation model, the Company also estimates a forfeiture rate to calculate the share-based compensation expense for our awards. The Company's forfeiture rate is based on an analysis of its actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on share-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher/lower than the previously

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
estimated forfeiture rate, an adjustment is made that will result in an increase/decrease to the share-based compensation expense recognized in the consolidated financial statements.

The following table illustrates the classification of stock-based compensation in the consolidated statements of operations and comprehensive income, which includes both stock-based compensation and restricted share-based compensation expense:

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Cost of revenues	6,676	6,483
Sales and marketing	41,546	40,680
Research and development	215,193	154,119
General and administrative	67,348	45,658
	330,763	246,940

20.Changes in Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in accumulated other comprehensive income (loss), which is reported as a component of shareholders’ equity, for the years ended December 31, 2021 and 2020:

	Accumulated Other Comprehensive Income (Loss)
	Years ended
	December 31, 2021	December 31, 2020
	$	$
Balance, beginning of the year	8,770	1,046

Other comprehensive income before reclassifications	2,791	7,525
(Gain) loss on cash flow hedges reclassified from accumulated other comprehensive income (loss) to earnings were as follows:
Cost of revenues	(1,001)	151
Sales and marketing	(6,212)	933
Research and development	(12,514)	1,460
General and administrative	(3,125)	441
Tax effect on unrealized (gain) loss on cash flow hedges	5,317	(2,786)
Other comprehensive (loss) income, net of tax	(14,744)	7,724
Balance, end of the year	(5,974)	8,770

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
21.Income Taxes

The domestic and foreign components of income before income taxes and (provision for) recovery of income taxes were as follows:

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Income before income taxes
Domestic	1,920,503	133,757
Foreign	1,220,089	106,607
	3,140,592	240,364

Current income tax (expense) recovery
Domestic	(1,815)	54,251
Foreign	(33,155)	(19,907)
	(34,970)	34,344
Deferred income tax (expense) recovery
Domestic	(191,589)	(12,552)
Foreign	626	57,353
	(190,963)	44,801

(Provision for) recovery of income taxes	(225,933)	79,145

The reconciliation of the expected income tax (expense) recovery to the actual (provision for) recovery of income taxes reported in the consolidated statements of operations and comprehensive income for the years ended December 31, 2021 and 2020 is as follows:

	Years ended
	December 31, 2021	December 31, 2020
	$	$
Income before income taxes	3,140,592	240,364
Expected income tax expense at Canadian statutory income tax rate of 26.5% (2020 - 26.5%)	(832,446)	(63,711)
Permanent differences
Net unrealized gain on equity and other investments	377,707	17,917
Stock-based compensation	155,011	122,882
Foreign tax rate differential	75,940	16,825
Tax credits recognized during the year	27,244	1,900
Change in valuation allowance	(17,805)	(18,973)
Other items	(11,584)	2,305
(Provision for) recovery of income taxes	(225,933)	79,145

The Company assesses whether valuation allowances should be established or maintained against its deferred tax assets, based on consideration of all available evidence, using a "more-likely-than-not" standard. The factors the Company uses to assess the likelihood of realization are its history of losses,

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
forecasts of future pre-tax income, and tax planning strategies that could be implemented to realize the deferred tax assets.
The significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
	$	$
Deferred tax assets
Tax loss carryforwards	261,945	101,209
Accruals and reserves	55,337	21,926
Investment tax credits	42,697	13,464
Capital and intangible assets	41,790	50,297
Stock-based compensation expense	33,909	16,653
Scientific Research and Experimental Development expenditures carryforwards	20,189	—
Lease liabilities	62,418	39,220
Share issuance costs	11,403	14,423
Total deferred tax assets, before valuation allowance	529,688	257,192
Valuation allowance	(179,115)	(123,345)
Total deferred tax assets	350,573	133,847

Deferred tax liabilities
Equity and other investments	(275,037)	(17,917)
Outside basis difference of foreign subsidiaries	(130,419)	(616)
Lease assets	(45,184)	(29,928)
Intangible assets	(33,652)	(32,521)
Other deferred tax liabilities	(1,339)	(188)
Total deferred tax liabilities	(485,631)	(81,170)

Total deferred tax (liabilities) assets, net	(135,058)	52,677

During the year ended December 31, 2021, the Company assessed whether a valuation allowance should be established or maintained against its deferred tax assets, based on consideration of all available positive and negative evidence, using a "more-likely-than-not" standard. The factors the Company uses to assess the likelihood of realization are its recent operating results, historical losses and the cumulative losses, forecasts of future pre-tax income, and tax planning strategies that could be implemented to realize the deferred tax assets.

As a result of the application of the Company's tax rates on the results of ongoing operations, other discrete items primarily related to share-based compensation, non-taxable gains on unrealized equity and other investments, the change in valuation allowance applied to deferred tax assets in the United States, and the reversal of the valuation allowance related to deferred tax assets in Canada, the Company had a provision for income taxes of $225,933 in the year ended December 31, 2021.

As a result of the application of the Company's tax rates on the results of ongoing operations, other discrete items, primarily related to tax benefits for share-based compensation, the impairment of right-of-use assets and fixed assets, unrealized gains on equity and other investments, and considering the Company's ability

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
to carry-back losses to prior years in Canada along with the reversal of the valuation allowance related to the deferred tax assets in the United States, Ireland, and Singapore, the Company has a recovery of income taxes of $79,145 in the year ended December 31, 2020.

During the year ended December 31, 2021, the Company released a portion of the valuation allowance against its deferred income tax assets in Canada due to the overall unrealized gain on the Company’s equity and other investments.

During the year ended December 31, 2020, the Company released the valuation allowance against its deferred income tax assets in Ireland and Singapore due to the Company's profits in these taxing jurisdictions, and projections of future taxable income.

During the year ended December 31, 2021, the Company received a development and expansion incentive under the International Headquarters Award in Singapore. The incentives granted by the authorities to the Company are effective April 1, 2021 through March 31, 2026 and provide a concessionary tax rate of 5% to earnings in excess of the base income threshold. As a result of the incentive, the Company received an aggregate tax benefit of $4,663 during the year ended December 31, 2021.

The Company had no material uncertain income tax positions for the years ended December 31, 2021 and 2020. The Company's accounting policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. In the years ended December 31, 2021 and 2020, there was no interest or penalties related to uncertain tax positions.

The Company remains subject to audit by the relevant tax authorities for the years ended 2014 through 2021.

Investment tax credits, which are earned as a result of qualifying R&D expenditures, are recognized and applied to reduce income tax expense in the year in which the expenditures are made and their realization is reasonably assured.

As at December 31, 2021 and 2020, the Company had Canadian and U.S. federal unused non-capital tax losses of approximately $670,312 and $342,308, respectively. In addition, at December 31, 2021 and 2020, the Company had unused non-capital tax losses in various U.S. states of approximately $1,393,831 and $446,442, respectively. Of the December 31, 2021 balance, $403,798 and $17,835 of the federal and state non-capital tax losses respectively have no expiry. The remaining non-capital tax losses of $266,514 and $1,375,996, respectively, are due to expire between 2026 and 2041. In addition, at December 31, 2021 and 2020, the Company had an undeducted R&D expenditure balance totaling $76,166 and $nil, respectively, which does not expire. As at December 31, 2021 and 2020, the Company had investment tax credits of $51,690 and $14,629, respectively. The investment tax credits are due to expire between 2035 and 2041.

22.Net Income per Share

The Company applies the two-class method to calculate its basic and diluted net income per share as both classes of its voting shares are participating securities with equal participation rights and are entitled to receive dividends on a share for share basis.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding:

	Years ended
	December 31, 2021	December 31, 2020
Numerator:
Net income	$2,914,659	$319,509
After tax effect of debt interest	2,567	—
Net income after tax effected debt interest	$2,917,226	$319,509

Denominator:
Basic weighted average number of shares outstanding	124,658,891	119,569,705
Effect of dilutive securities(1)	2,705,844	3,893,569
Diluted weighted average number of shares	127,364,735	123,463,274

Net income per share:
Basic	$23.38	$2.67
Diluted	$22.90	$2.59

Common stock equivalents excluded from income per diluted share because they are anti-dilutive	37,530	638,848
(1) Included in the effect of dilutive securities is the assumed conversion of employee stock options, employee RSUs and the Notes. For the year ended December 31, 2020, the Notes have been excluded from the effect of dilutive securities as they were anti-dilutive.

23.Segment and Geographical Information

The Company has determined that it operates in a single operating and reportable segment.

The following table presents total external revenues by geographic location, based on the location of the Company’s merchants:

	Years ended
	December 31, 2021		December 31, 2020
	$	%	$	%
North America
Canada	316,699	6.9%	192,721	6.6%
United States	2,973,934	64.5%	1,954,105	66.7%
EMEA	799,602	17.3%	454,269	15.5%
APAC	467,009	10.1%	292,240	10.0%
Latin America	54,612	1.2%	36,156	1.2%
	4,611,856	100.0%	2,929,491	100.0%

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts

The following table presents the total net book value of the Company’s long-lived physical assets by geographic location:

	December 31, 2021		December 31, 2020
	$	%	$	%
Canada	63,754	60.4%	75,283	81.7%
United States	24,950	23.6%	6,141	6.7%
Rest of World	16,822	15.9%	10,680	11.6%
	105,526	100.0%	92,104	100.0%

24.Business Acquisitions

Donde Fashion Inc.

On July 20, 2021, the Company completed the acquisition of software company Donde Fashion Inc. (Donde), a Delaware corporation, and its subsidiary Donde Mobile R&D Ltd.. With this acquisition, the Company added engineering talent to expand its research and development capabilities. The Company acquired 100 percent of the outstanding shares of Donde in exchange for cash consideration of $50,687. The transaction was accounted for as a business combination. The operations of Donde have been consolidated into the Company’s results as of the acquisition date.

The following table summarizes the final purchase price allocation of the Donde assets acquired and liabilities assumed at the acquisition date:

Amount $
Cash	887
Accounts payable and other current liabilities	(7,377)
Technology	24,000
Net deferred tax liability on acquired intangibles	(4,390)

Goodwill	37,567
Total purchase price	50,687

The acquired technology was valued at $24,000 using a cost approach and is being amortized over 3 years. Goodwill from the Donde acquisition is primarily attributable to the expected synergies that will result from integrating Donde and its assembled workforce. None of the goodwill recognized is deductible for income tax purposes. The deferred tax liability relates to the taxable temporary difference on the acquired intangible assets.

25.Comparative Figures

Certain comparative figures have been reclassified in order to conform to the current period presentation.

26.Subsequent Event

Consistent with the Company's ongoing strategic investments, the Company invested $450,000 in private companies in January 2022. The Company has a minority ownership in these private companies.

Shopify Inc.
Notes to the Consolidated Financial Statements
Expressed in US $000's except share and per share amounts
As described in note 6, in November 2021, the Company received an investment in a private company, Flow Commerce, Inc., as non-cash revenue consideration, as a result of services to be rendered in conjunction with a strategic partnership. In January 2022, Flow Commerce, Inc. was acquired by Global-E, which is another strategic partner of the Company. The transaction between Global-E and Flow Commerce, Inc. resulted in a realized gain for the Company. Concurrent with the acquisition, Global-E agreed to issue the Company additional warrants not tied to the performance of services. The value of these additional warrants will be recorded as other income in the first quarter of 2022.